Exhibit 99.2

Laser Photonics Introduces Heavy-Duty, Turnkey Laser Marking Systems by Beamer

ORLANDO, FL / July 3, 2025 – Laser Photonics Corporation (LPC), a global leader in industrial laser systems for material processing applications, presents the laser marking product portfolio of Beamer Laser Marking Systems (Beamer) following the recent announcement of its acquisition.

Beamer is an American manufacturer of standard and custom-tailored IR and UV laser systems for standalone and in-line industrial marking applications. Manufacturers across various industries in the United States and abroad rely on Beamer’s solutions to permanently and precisely mark products for traceability, quality control, compliance, and branding.

Beamer’s standard industrial marking solutions range from compact, tabletop machines to multi-zone, expansive setups with automatable features. Their modular design allows for smooth integration into manufacturing workflows. Here’s a brief overview of the standalone solutions:

●	S-Series Compact – the tabletop part marking solution for small spaces, this system with lift-door design integrates all the safety features of standard-size systems and connects to a laptop or desktop for ease of use. Includes a scissor table for adjusting the laser’s focus onto target parts. Maximum part height: 5.25 inches.

●	B-Series Gliding Doors – this standalone unit integrates an IR fiber laser of 20W, 50W, or 100W, depending on manufacturing requirements. Its fast-gliding front doors with a laser-safe viewing window are built for manual part loading, while foldable side panels allow for larger part installation. Auto focus technology is an optional add-on for accelerated workflow. Maximum part height: 13.5 inches.

●	L-Series Expansive – designed for marking parts up to 38 inches wide, this standalone system has a 3.5-foot opening and features fully programmable three-axis scanhead movement. The second largest of the systems in this lineup, the L-Series workspace can accommodate rotary options or fixturing for batch marking.

●	T-Series Turntable – the automated turntable configuration of this unit allows for quick reloading, increasing production throughput. A laser-safe viewing window ensures simple and safe operator control. The system is powered by a pulsed fiber laser up to 100W in output power. UV and ultrashort pulse lasers are also available. Maximum part height: 8.5 inches.

●	M-Series Multi-Zone – for large or multi-zone part processing, this machine is a powerhouse for complex marking tasks, featuring programmable X- and Z-axis movement, turntable, and rotating head. Its exoskeleton consists of ¼-inch plated steel panels, including the fast, automatable gliding and swinging doors with large laser-safe windows. Maximum part height: 16 inches.

Expert engineers and assembly teams at Beamer construct every system using industrial-grade, durable steel and components. Casters are added to ensure easy mobility around the factory floor. Operators control the marking process using Beamer’s Marking Creator 3.0 software. For safety and sustainability, the company provides fume extraction systems to filter out airborne particles released during the marking process.

Beamer’s U.S.-based manufacturing capabilities are anticipated to help LPC mitigate supply chain issues and tariffs, ensuring better control over quality, lead times, and costs. Additionally, Beamer’s established customer base, which includes Fortune 100 companies in aerospace, defense, and pharmaceuticals, will provide LPC with new opportunities for growth. This combination of enhanced manufacturing control and a robust customer base positions LPC for significant expansion and increased market influence.

Click here to learn the terms of Beamer’s acquisition by LPC.

For more information about Beamer, click here: www.beamerlasermarking.com.

About Laser Photonics Corporation

Laser Photonics is a vertically integrated manufacturer and R&D Center of Excellence for industrial laser technologies and systems. Laser Photonics seeks to disrupt the $46 billion, centuries-old sand and abrasives blasting markets, focusing on surface cleaning, rust removal, corrosion control, de-painting and other laser-based industrial applications. Laser Photonics’ new generation of leading-edge laser blasting technologies and equipment also addresses the numerous health, safety, environmental and regulatory issues associated with old methods. As a result, Laser Photonics quickly gained a reputation as an industry leader in industrial laser systems with a brand that stands for quality, technology and product innovation. Currently, world-renowned and Fortune 1000 manufacturers in the aviation, aerospace, automotive, defense, energy, maritime, nuclear and space-exploration industries are using Laser Photonics’ “unique-to-industry” systems. For more information, visit https://www.laserphotonics.com.

Media Contacts:

Karla Kizzort

Laser Photonics Corporation

(407) 804-1000

Marketing@laserphotonics.com